UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 13, 2013

STEREOTAXIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50884	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 678-6100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

As previously reported, on May 7, 2012, Stereotaxis, Inc., Inc., a Delaware corporation (the “Company”) issued warrants to purchase an aggregate of approximately 2.17 million shares of its common stock having an exercise price of $3.361 per share (the “PIPE Warrants”) in a private placement pursuant to a stock and warrant purchase agreement.

On August 13, 2013, venture funds affiliated with Sanderling Ventures exercised PIPE Warrants to purchase an aggregate of 650,619 shares of common stock in a cashless net exercise as provided for in the PIPE Warrants, which resulted in the issuance to such funds of an aggregate of 308,194 shares of common stock. As a result, there were no net proceeds to the Company.

On August 16, 2013, certain affiliates of the Franklin Templeton exercised PIPE Warrants to purchase an aggregate of 650,618 shares of common stock for cash. The Company received an aggregate of $2,186,727 gross proceeds from the sale.

On August 16, 2013, Alafi Capital Company exercised PIPE Warrants to purchase an aggregate of 261,241 shares of common stock for cash. The Company received an aggregate of $878,031 gross proceeds from the sale.

In all cases, the Company is relying on the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, based on representations to the Company made by the warrant holders. The resale by the warrant holders of the shares of common stock described above has been previously registered with the Securities Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: August 19, 2013	By:	/s/ Karen Witte Duros
	Name:	Karen Witte Duros
	Title:	Sr. Vice President, General Counsel